As filed with the Securities and Exchange Commission on July 25, 2012
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ASURE SOFTWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	74-2415696
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

110 Wild Basin Road, Suite 100
Austin, Texas 78746
(512) 437-2700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Patrick Goepel
Chief Executive Officer
110 Wild Basin Road, Suite 100
Austin, Texas 78746
(512) 437-2700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Jeffrey C. Robbins
Messerli & Kramer P.A.
100 South Fifth Street, Suite 1400
Minneapolis, Minnesota 55402
(612) 672-3600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1) (2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, $0.01 par value per share	525,000	$6.67	$3,501,750	$402

(1)
Consists of an aggregate of 345,000 shares of common stock outstanding and 105,000 shares of common stock that are issuable upon conversion of registrant’s outstanding 9.0% Subordinated Convertible Promissory Notes due 2014, plus an additional 75,000 shares issued in a private transaction in 2009.

(2)
Pursuant to Rule 416 under the Securities Act, the shares being registered include such indeterminate number of additional shares of common stock as may be issuable as a result of stock splits, stock dividends or similar transactions.

(3)
Pursuant to Rule 457(c) under the Securities Act, the offering price and registration fee are computed based on the average of the high and low prices reported for the registrant’s common stock on the NASDAQ Capital Market on July 18, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission becomes effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated July 25, 2012

PROSPECTUS

ASURE SOFTWARE, INC.
 525,000 Shares of Common Stock

We previously issued 9.0% subordinated convertible notes due 2014 to the selling stockholders named in this prospectus in a private placement.  This prospectus relates to the resale of up to 450,000 shares of common stock, consisting of 345,000 shares that have been issued upon early conversion of a portion of the subordinated convertible notes and 105,000 shares that are issuable upon conversion of the outstanding subordinated convertible notes.  This prospectus also covers the resale of an additional 75,000 shares issued by us in a private transaction in 2009.

We are not selling any common stock under this prospectus and will not receive any proceeds from the sale of the shares offered by the selling stockholders.

 Our common stock is traded on the NASDAQ Capital Market under the symbol “ASUR.”  On July 23, 2012, the closing price of our common stock as reported on the NASDAQ Capital Market was $6.35 per share.

Investing in our securities involves risks.  See “Risk Factors“ on page 5 of this prospectus and in any documents we file with the Securities and Exchange Commission that are incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2012.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf registration process, certain selling stockholders may from time to time sell the shares of common stock described in this prospectus in one or more offerings.

You should rely only on the information contained or incorporated by reference in this prospectus and, if applicable, any accompanying prospectus supplement. We have not, and the selling stockholder has not, authorized anyone to provide you with additional or different information.

This document may only be used where it is legal to sell these securities. You should assume that the information in this prospectus and, if applicable, any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus and, if applicable, any prospectus supplement or of any sale of our common stock.

We urge you to read carefully this prospectus, together with the information incorporated herein by reference as described under the heading “Incorporation of Documents By Reference,” before deciding whether to invest in any of the common stock being offered.

Unless the context otherwise requires, the terms “we,” “us,” “our,” “Asure” and “our company” refer to Asure Software, Inc., a Delaware corporation.

ASURE SOFTWARE, INC.

We are a leading provider of cloud-based workforce management solutions that enable organizations to manage their office environment as well as their human resource and payroll processes effectively and efficiently.  We offer two main product lines which provide workspace management solutions and workforce management solutions.  Our workspace management solution automates the scheduling of a facility, including reserving rooms, requesting equipment, ordering food, sending invitations and reporting on the meeting environment.  With our acquisition of PeopleCube in July 2012, we also offer solutions that enable organizations to maximize the efficient use of their real estate and energy.  Our workforce management product line simplifies HR processes and improves productivity by managing and communicating human resource information, employee benefits and payroll information.

Our principal executive offices are located at 110 Wild Basin Road, Suite 100, Austin, Texas 78746, and our telephone number is (512) 437-2700.

Recent Development

           In July 2012, we acquired Meeting Maker – United States, Inc., a Framingham, Massachusetts company that provides cloud-based workplace scheduling and business intelligence software and services.  Leveraging image and desk sensor technologies and utilizing an interactive visualization dashboard, the company enables over 7,500 clients worldwide to more efficiently utilize their real estate and energy based on actual workspace usage.

RISK FACTORS

An investment in our securities involves a high degree of risk.  Before making an investment decision, you should carefully consider the risks described below as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. Additional risks and uncertainties not presently known to us or that we do not currently believe are important to an investor also may adversely affect our business, financial condition and results of operations and the value of an investment in our common stock.

Risks Related to our Business and Industry

We have a history of losses, and we may not achieve or sustain profitability in the future.

We have incurred annual net losses since 2008 and in other years before 2007.  As of March 31, 2012, our accumulated deficit was approximately $265 million. We may continue to incur losses for the foreseeable future, and such losses may be substantial. We will need to generate and sustain increased revenues to achieve future profitability. Given our history of losses, we cannot assure you that we will be able to achieve or maintain profitability in the future.

If the market for cloud solutions for workplace applications does not evolve as we anticipate, our revenues may not grow and our operating results would be harmed.

Our success will depend, to a large extent, on the willingness of prospective customers to increase their use of cloud solutions for their workplace applications. However, the market for cloud solutions for workplace applications is at an early stage and it is difficult to predict important trends, if any, of the market for cloud-based workplace applications. Many companies may be reluctant or unwilling to migrate to cloud solutions. Other factors that may affect market acceptance of our cloud-based workplace applications include:

•	our ability to maintain high levels of customer satisfaction;

•	the level of customization of configuration we offer; and

•	the price, performance and availability of competing products and services.

If the market for cloud solutions for workplace applications does not evolve in the way we anticipate or customers do not recognize the benefits of cloud solutions, and as a result we are unable to increase sales of subscriptions for our products, then our revenues may not grow or may decline and our operating results would be harmed.

If we fail to develop or acquire new products or enhance our existing products, our revenue growth will be harmed and we may not be able to achieve profitability.

Our ability to attract new customers and increase revenue from existing customers will depend in large part on our ability to enhance and improve our existing products and to introduce new products in a timely manner. The success of any enhancement or new product depends on several factors, including the timely completion, introduction and market acceptance of the enhancement or new product. Any new product we develop or acquire may not be introduced in a timely or cost-effective manner and may not achieve the broad customer acceptance necessary to generate significant revenue. If we are unable to successfully develop or acquire new products or enhance our existing products to meet customer requirements and keep pace with technological developments, our revenue will not grow as expected and we may not be able to achieve profitability.

Adverse economic conditions or reduced investments in cloud-based applications and information technology spending may adversely impact our business.

Our business depends on the overall demand for cloud-based applications and information technology spending and on the economic health of our current and prospective customers. If the conditions in the U.S. and global economic environment remain uncertain or unstable, our business, operating results and financial condition may be materially adversely affected. Weak or volatile economic conditions, or a reduction in spending for cloud-based applications and information technology, would likely harm our business and cause a decline in our revenues.

Terms of our recent borrowings may affect our business operations and we would incur significant disruption if we defaulted in our loan obligations.

In connection with our recent acquisition of PeopleCube, we entered into a loan agreement with Deerpath Funding, L.P.  The Deerpath loan agreement contains limitations on our ability to incur future debt and liens and conduct future mergers and acquisitions, sales of assets or loans or advances to and investments in others, make dividends or other distributions, incur capital expenditures and adjust management compensation. We are also required to maintain a certain minimum EBITDA and certain senior debt to EBITDA and fixed charge coverage ratios.  We have pledged substantially all of our assets to Deerpath to secure the loan facility.  If we default under the loan agreement, Deerpath could foreclose upon our assets or otherwise divert cash flows otherwise available to operate and grow our business.  In any such case, our business and stock price would likely be harmed.

Our business depends substantially on retaining our current customers, and any decline in our customer renewals could harm our future operating results.

We offer our products primarily pursuant to a cloud-based or software-as-a-service model, and our customers purchase subscriptions from us that are generally one year in length. Our customers have no obligation to renew their subscriptions after their subscription period expires, and they may not renew their subscriptions at the same or higher levels or at all. As a result, our ability to grow depends in part on customers renewing their existing subscriptions and purchasing additional subscriptions. We have limited historical data with respect to rates of customer subscription renewals, upgrades and expansions, so we may not accurately predict future trends in customer renewals. Our customers’ renewal rates may decline or fluctuate due to a number of factors, including their satisfaction or dissatisfaction with our solutions, the prices of our solutions, the prices of products or services offered by our competitors, reductions in our customers’ spending levels due to the macroeconomic environment or other factors. If our customers do not renew their subscriptions to our products, renew on less favorable terms or do not purchase additional subscriptions, our revenues may grow more slowly than expected or decline and our results of operations may be harmed.

If we are unable to continue to attract new customers, our growth could be slower than we expect.

We believe that our future growth depends in part upon increasing our customer base. Our ability to achieve significant growth in revenues in the future will depend, in large part, upon continually attracting new customers and obtaining subscription renewals to our products from those customers. If we fail to attract new customers, our revenues may grow more slowly than expected and our business may be harmed.

Software defects or errors in our products could harm our reputation, result in significant costs to us and impair our ability to sell our products, which would harm our operating results.

Our products may contain undetected defects or errors when first introduced or as new versions are released, which could materially and adversely affect our reputation, result in significant costs to us and impair our ability to sell our products in the future. The costs incurred in correcting any defects or errors may be substantial and could adversely affect our operating results.

Any defects that cause interruptions in the availability or functionality of our products could result in:

•	lost or delayed customer acceptance and sales of our products;

•	loss of customers;

•	product liability and breach of warranty claims against us;

•	diversion of development and support resources;

•	harm to our reputation; and

•	increased billing disputes and customer claims for fee credits.

We face competition in our markets, and if we do not compete effectively, our operating results may be harmed.

The market for cloud-based workplace management software solutions is highly competitive and rapidly changing and fragmented, with increasingly and relatively low barriers to entry. With the introduction of new technologies and market entrants, we expect competition to intensify in the future. In addition, pricing pressures and increased competition generally could result in reduced sales, reduced margin or the failure of our products and services to achieve or maintain more widespread market acceptance.

Many of our actual and potential competitors have competitive advantages, such as greater brand name recognition, larger sales and marketing budgets and resources, broader distribution networks and more established relationships with distributors and customers, greater resources to develop and introduce solutions that compete with our products and substantially greater financial, technical and other resources. As a result, our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements. If we are not able to compete effectively, our operating results will be harmed.

Assertions by third parties of infringement or other violations by us of their intellectual property rights could result in significant costs and harm our business and operating results.

Patent and other intellectual property disputes are common in the software and technology industries. Third parties may in the future assert claims of infringement, misappropriation or other violations of intellectual property rights against us. They may also assert such claims against our customers or channel partners whom we typically indemnify against claims that our solutions infringe, misappropriate or otherwise violate the intellectual property rights of third parties. As the numbers of products and competitors in our market increase and overlaps occur, claims of infringement, misappropriation and other violations of intellectual property rights may increase. Any claim of infringement, misappropriation or other violation of intellectual property rights by a third party, even those without merit, could cause us to incur substantial costs defending against the claim and could distract our management from our business.

An adverse outcome of a dispute may require us to:

•	pay substantial damages, including treble damages, if we are found to have willfully infringed a third party’s patents or copyrights;

•	cease making, licensing or using products that are alleged to infringe or misappropriate the intellectual property of others;

•	expend additional development resources to attempt to redesign our products or otherwise develop non-infringing technology, which may not be successful;

•	enter into potentially unfavorable royalty or license agreements in order to obtain the right to use necessary technologies or intellectual property rights; and

•	indemnify our partners and other third parties.

In addition, royalty or licensing agreements, if required or desirable, may be unavailable on terms acceptable to us, or at all, and may require significant royalty payments and other expenditures. Some licenses may also be non-exclusive, and therefore our competitors may have access to the same technology licensed to us. Any of the foregoing events could seriously harm our business, financial condition and results of operations.

Failure to protect and enforce our intellectual property rights could substantially harm our business and operating results.

The success of our business depends in part on our ability to protect and enforce our trade secrets, trademarks, copyrights and other intellectual property rights. We attempt to protect our intellectual property under copyright, trade secret and trademark laws, and through a combination of confidentiality procedures, contractual provisions and other methods, all of which offer only limited protection.

We primarily rely on our unpatented proprietary technology and trade secrets. Despite our efforts to protect our proprietary technology and trade secrets, unauthorized parties may attempt to misappropriate, reverse engineer or otherwise obtain and use them. The contractual provisions that we enter into with employees, consultants, partners, vendors and customers may not prevent unauthorized use or disclosure of our proprietary technology or intellectual property rights and may not provide an adequate remedy in the event of unauthorized use or disclosure of our proprietary technology or intellectual property rights. Moreover, policing unauthorized use of our technologies, solutions and intellectual property is difficult, expensive and time-consuming, particularly in foreign countries where the laws may not be as protective of intellectual property rights as those in the United States and where mechanisms for enforcement of intellectual property rights may be weak. We may be unable to determine the extent of any unauthorized use or infringement of our solutions, technologies or intellectual property rights.

From time to time, legal action by us may be necessary to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the intellectual property rights of others or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could negatively affect our business, operating results and financial condition.

We are dependent on the continued services and performance of our senior management and other key employees, the loss of any of whom could adversely affect our business, operating results and financial condition.

Our future performance depends on the continued services and continuing contributions of our senior management, particularly Patrick Goepel, our President and Chief Executive Officer, and other key employees to execute on our business plan and strategies. Although our executive officers are currently covered by employment agreements, other members of our senior management team are generally employed on an at-will basis, which means that they could terminate their employment with us at any time. The loss of the services of our senior management, particularly Mr. Goepel, or other key employees for any reason could significantly delay or prevent the achievement of our strategic objectives and harm our business, financial condition and results of operations.

If we are unable to hire, retain and motivate qualified personnel, our business may suffer.

Our future success depends, in part, on our ability to attract and retain highly skilled personnel. The loss of the services of any of our key personnel, the inability to attract or retain qualified personnel or delays in hiring required personnel may seriously harm our business, financial condition and results of operations. Any of our employees may terminate their employment at any time. Competition for sales, marketing and technical personnel is particularly intense in the software and technology industries. We may not be able to compete for these personnel.

Our success in acquiring and integrating other businesses, products or technologies could impact our financial position.

As part of our growth strategy, we have recently completed acquisitions and plan to continue to pursue acquisitions in the future.  The environment for acquisitions in our industry is very competitive and acquisition purchase prices may exceed what we would prefer to pay. Moreover, achieving the anticipated benefits of future acquisitions will depend in part upon whether we can integrate acquired operations, products and technologies in a timely and cost-effective manner. The acquisition and integration process is complex, expensive and time consuming, and may cause an interruption of, or loss of momentum in, product development, sales activities and core operations. We may not find suitable acquisition candidates, and financing to complete future acquisitions may not be available on favorable terms to us, or at all. Acquisitions we complete may be unsuccessful. If we consummate a transaction, we may be unable to integrate and manage acquired products, technologies and businesses effectively or retain key personnel, customers or partners. If we are unable to effectively execute acquisitions, our business, financial condition and operating results could be adversely affected.

We use third-party software that may be difficult to replace or could cause errors or failures of our products that could lead to lost customers or harm to our reputation.

We license software from various external parties to offer with or integrated into our products. In the future, this software may not continue to be available to us on commercially reasonable terms, or at all. Any loss of the right to use any of this software could result in delays in the provisioning of our products until equivalent technology is either developed by us, or, if available, is identified, obtained and integrated, which could harm our business. In addition, any errors or defects in third-party software could result in errors or a failure of our products, which could harm our business and be costly to correct.

We recognize revenues from subscriptions over the term of the applicable agreement, and therefore any decreases or increases in bookings are not immediately reflected in our operating results.

We recognize revenues from subscriptions over the term of the relevant subscription agreement, which is typically one year. As a result, the majority of our reported revenues in each quarter are derived from the recognition of deferred revenues relating to subscriptions entered into during previous quarters. Consequently, a decline in demand for our products in any period may not significantly reduce our revenues for that period, but could negatively affect revenues in future periods. Accordingly, the effect of significant downturns in bookings may not be fully reflected in our results of operations until future periods. We may be unable to adjust our costs and expenses to compensate for such a potential shortfall in revenues. Our subscription model also makes it difficult for us to rapidly increase our reported revenues through additional bookings in any period, as we recognize revenues ratably over the subscription period.

Changes in laws or regulations related to the Internet may diminish the demand for our products and could have a negative impact on our business.

We deliver our products through the Internet. Federal, state or foreign government bodies or agencies have in the past adopted, and may in the future adopt, laws or regulations affecting data privacy and the use of the Internet. In addition, government agencies or private organizations may begin to impose taxes, fees or other charges for accessing the Internet or on commerce conducted via the Internet. These laws or charges could limit the viability of Internet-based solutions such as ours and reduce the demand for our products.

Changes in financial accounting standards or practices may cause adverse, unexpected financial reporting fluctuations and impact our operating results.

A change in accounting standards or practices could harm our operating results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may harm our operating results or the way we conduct our business.

Risks Related to Ownership of our Common Stock

We may need to raise additional capital to continue to fund the growth of our business.

                We may need to raise additional funds to continue to fund the growth of our business. Equity or debt financing options may not be available on terms favorable to us or at all. Additional sales of our common stock or securities convertible into our common stock will dilute existing stockholders and may result in a decline in our stock price. If we engage in debt financing, we may be required to accept terms that further restrict our ability to incur additional indebtedness and force us to maintain specified liquidity or other ratios. If we are unable to raise additional capital, we may not be able to further develop or enhance our products, respond to competitive pressures or unanticipated working capital requirements, acquire complementary technologies, products or businesses or otherwise achieve our business objectives.

We may incur additional liquidated damages to the selling stockholders if we do not meet our registration obligations under the registration rights agreement.

Pursuant to our amended and restated registration rights agreement, if the registration statement of which this prospectus forms a part has not been filed or declared effective within specified time periods or we otherwise fail to comply with certain provisions set forth in the registration rights agreement, we will be required to pay the selling stockholders a specified dollar amount as liquidated damages.

For holders who did not elect early to convert their 9.0% subordinated convertible notes, we agreed to file a registration statement by June 30, 2012 and to cause it to be declared effective by September 30, 2012 (or December 31, 2012 if a certain trading volume condition is met).  This prospectus is part of such registration statement.  Since we failed to satisfy the June 30 filing deadline, the interest rate on the subordinated convertible notes increased to 12% per year beginning on July 1, 2012, which higher interest rate will continue through the date after the initial filing of the registration statement of which this prospectus is a part.  On account of our late filing, we have also paid the non-electing holders an amount of cash equal to 0.5% of the amount paid for such holders’ subordinated convertible notes, or $1,750 of total liquidated damages.  The interest rate on the subordinated convertible notes would similarly increase if we fail to obtain timely effectiveness of the registration statement of which this prospectus is a part, and we would owe similar liquidated damages on the date of the effectiveness failure and on every 30th day thereafter until the effectiveness failure is cured.

For holders who elected early to convert their subordinated convertible notes, we agreed to cause the registration statement of which this prospectus forms a part to be declared effective by August 31, 2012.  If we fail to satisfy the effectiveness deadline, we must pay to each early electing holder an amount of cash equal to 5.0% of the amount paid for such holder’s subordinated convertible note on the date of the effectiveness failure and on every 30th day thereafter until the effectiveness failure is cured. The maximum amount of this penalty is capped at 30% of the principal amount of the holder’s subordinated convertible note.

In addition, if selling stockholders cannot make sales pursuant to an effective registration statement, then we must pay to each holder an amount of cash equal to 0.5% of the amount paid for such holder’s subordinated convertible note on the initial date of the maintenance failure and on every 30th day thereafter until such maintenance failure is cured.

We cannot assure that the SEC will declare effective the registration statement of which this prospectus forms a part or that it will remain effective for the time periods necessary to avoid payment of liquidated damages. Any payment of liquidated damages would increase our expenses and reduce our cash resources.

Control by our existing stockholders could discourage the potential acquisition of our business or adversely affect our stock price.

Currently, our executive officers, directors and their affiliates beneficially own approximately 20.3% of our outstanding common stock.  Acting together, these insiders may be able to elect our entire Board of Directors and control the outcome of all other matters requiring stockholder approval.  This voting concentration may also have the effect of delaying or preventing a change in our management or control or otherwise discourage potential acquirers from attempting to gain control of us, and may affect the market price of our common stock.  If potential acquirers are deterred, you may lose an opportunity to profit from a possible acquisition premium in our stock price.  This significant concentration of stock ownership may also adversely affect the trading price of our common stock due to investors’ perception that conflicts of interest may exist or arise.

Our quarterly operating results may vary from period to period, which could cause the trading price of our stock to decline.

Out operating results have historically varied from period to period, and we expect that they will continue to do so as a result of a number of factors, many of which are outside our control, including:

• the level of demand for our products;

• changes in customer renewal rates;

• changes in the growth rate of our markets;

• failure to meet revenue and other financial measure estimates;

• the timing and success of new product introductions by us or our competitors or any other changes in the competitive landscape of our industry;

• the introduction or adoption of new technologies that compete with our products;

• insolvency or other credit difficulties affecting the ability of our customers to purchase or pay for our products;

• general economic conditions; and

• future accounting pronouncements or changes on our accounting policies.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our certificate of incorporation and bylaws may delay or prevent an acquisition of us or a change in our management. These provisions include the ability of our board of directors to issue preferred stock without stockholder approval and a limitation on who may call a special meeting of stockholders. In addition, our amended and restated rights agreement is designed to assist in limiting the number of 5% or more owners and thus reduce the risk of a “change of ownership” under Section 382 of the Internal Revenue Code.

Further, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits stockholders owning in excess of 15% of our outstanding voting stock from merging or combining with us. Although we believe these provisions collectively provide for an opportunity to receive higher bids by requiring potential acquirers to negotiate with our board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management.

Sales of a substantial number of shares of our common stock in the public market by existing stockholders, or the perception that they may occur, could cause our stock price to decline.

Sales of substantial amounts of our common stock by our stockholders, including the selling stockholders named in this prospectus, or the perception that substantial sales may be made, could cause the market price of our common stock to decline.  These sales might also make it more difficult for us to sell equity securities at a time and price we consider appropriate.

We incur significant costs as a result of complying with the laws and regulations affecting public companies.

As a public company, we will continue to incur significant legal, accounting and other expenses, including those associated with public company reporting requirements. We also have incurred and will incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as new rules implemented by the SEC and the NASDAQ Stock Market LLC. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly.

We have not paid dividends in the past and do not expect to pay dividends in the future.

We have paid no cash dividends on our common stock to date and currently intend to retain our future earnings to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be an investor’s sole source of gain for the foreseeable future.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements. All statements other than statements of historical fact are forward-looking statements.  Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements are often identified by the use of words such as “may,” “will,” “could,” “expect,” “anticipate,” “continue,” “plan,” “estimate,” “project,” “believe” and similar expressions or variations. All forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the risks and uncertainties described in this prospectus, including under “Risk Factors,” and the documents incorporated by reference in this prospectus.  Any forward-looking statement contained in this prospectus and the documents incorporated by reference speaks only as of the date on which the statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which the statement is made or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling stockholders.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those issued or issuable upon conversion of our 9.0% subordinated convertible notes due 2014 issued to the selling stockholders in a private placement completed on September 30, 2011, plus 75,000 additional shares issued by us in a private transaction in 2009. We agreed to file a registration with the SEC covering the resale of the shares issuable upon conversion of the subordinated convertible notes. Under the original terms of the subordinated convertible notes, the notes may not be converted until 12 months form the date of issuance. On March 10, 2012, we amended and restated each of the subordinated convertible notes to, among other things, permit each holder to convert early the outstanding principal balance due under the note into shares of our common stock on or before March 15, 2012.  Holders representing $1,150,000 of the $1,500,000 aggregate principal amount of subordinated convertible notes elected to convert early by March 15, 2012.

The following table sets forth certain information regarding the beneficial ownership of the shares of common stock held by each of the selling stockholders based in part on information provided to us by or on behalf of the selling stockholders.  The number of shares in the column “Number of Shares Registered for Sale Hereby” represents all of the shares that the selling stockholder may offer under this prospectus.  Because the selling stockholders may sell some, all or none of their shares, we cannot assure you as to the actual number of shares that will be sold by the selling stockholders or that will be held by the selling stockholders after completion of any sales. We do not know how long any of the selling stockholders will hold shares the shares before selling them.  For purposes of the table below, we have assumed that the selling stockholders will sell all of their shares offered pursuant to this prospectus and that they will continue to beneficially own all other shares of our common stock beneficially owned by them.

None of the selling shareholders is a broker-dealer or an affiliate of a broker-dealer.

The percentage ownership data is based on 5,237,498 shares of our common stock issued and outstanding as of July 24, 2012.  Unless otherwise indicated in the footnotes to the table, to our knowledge, the stockholder or individual identified in the table possesses sole voting and investment power over its shares of common stock. Except with respect to the purchase of, or early election to convert, our subordinated convertible notes and the purchase of the additional 75,000 shares referenced above, or as otherwise described in the footnotes below, the selling stockholders have had no material relationship with us within the last three years

Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering		Number of Shares Registered for Sale Hereby	Number of Shares to be Owned after Completion of the Offering	Percent of Outstanding Shares to be Owned after Completion of the Offering
Patrick Goepel	326,180	(1)	135,000	191,180	3.6%
The Red Oak Fund, LP	660,225	(2)	180,000	480,225	9.2%
Daniel and Stephanie Martin Living Trust Ltd.	176,302	(3)	75,000	101,302	1.9%
Rhino Fund, LLLP	60,000	(4)	60,000	−	−
John Ransom	45,000		45,000	−	−
Abby Flamholz	30,000	(5)	30,000	−	−

(1)	Mr. Goepel is our Chief Executive Officer and a director. Includes 101,785 shares issuable upon exercise of options that are exercisable within 60 days of July 24, 2012.
(2)
Consists of 406,711 shares held by The Red Oak Fund, LP, 233,098 shares held by Pinnacle Fund, LLLP and 20,416 shares held by David Sandberg.  The Red Oak Fund and Pinnacle Fund are controlled by Red Oak Partners, LLC.  Mr. Sandberg is the managing member of Red Oak Partners, LLC and may be deemed to beneficially own these shares.  Mr. Sandberg is also a director of our company.

(3)	Consists of shares issuable upon conversion of notes that are not convertible until September 30, 2012.
(4)
Rhino Capital Inc. is the general partner of Rhino Fund, LLLP. MacDonald Harley and James Hecker, President and Vice President of Rhino Capital Inc., have voting and investment power over the shares held by Rhino Fund, LLLP.

(5)           Consists of shares issuable upon conversion of notes that are not convertible until September 30, 2012.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees or other successors-in-interest may, from time to time, sell any or all of their shares of common stock on the NASDAQ Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed prices or at negotiated prices. The selling stockholders may use one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange or market distribution in accordance with the rules of the applicable exchange or market;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through options, swaps or derivatives;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all the shares of common stock respectively owned by them and, if the selling stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

We have agreed to keep the registration statement effective until such date that is the earlier of (i) the date as of which all of the shares covered by this prospectus may be sold without restriction pursuant to Rule 144 (or any successor rule thereto) under the Securities Act or (ii) the date when all of the shares are sold.

We are required to pay certain fees and expenses incurred incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Messerli & Kramer P.A. will issue a legal opinion as to the validity of the shares of common stock offered by this prospectus.

EXPERTS

The consolidated financial statements of Asure Software, Inc. appearing in Asure Software, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  Our SEC filings are available to the public through the Internet at the SEC’s web site at www.sec.gov.  You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information about its public reference room.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock offered by this prospectus.  When used in this prospectus, the term “registration statement” includes amendments to the registration statement as well as the exhibits, schedules, financial statements and notes filed as part of the registration statement.  This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement.  This prospectus omits information contained in the registration statement as permitted by the rules and regulations of the SEC.  For further information with respect to us and the common stock offered by this prospectus, we reference the registration statement.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with the SEC.  This allows us to disclose important information to you by referencing those filed documents.  We have previously filed the following documents with the SEC and incorporate them by reference into this prospectus:

•	Annual Report on Form 10-K, as amended, for the year ended December 31, 2011;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2012;

•	Current Reports on Forms 8-K filed on July 2, 2012, July 6, 2012 and July 23, 2012;

•
The description of our common stock contained in our Registration Statement on Form 8-A filed on March 31, 1992, including any amendment or report filed for the purpose of updating this description; and

•
The description of certain rights in connection with each outstanding share of our common stock contained in our Registration Statement on Form 8-A filed on November 2, 2009, including any amendment or report filed for the purpose of updating such description.

We also are incorporating by reference any future information filed (rather than furnished) by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion or termination of the offering, including all such documents we may file with the SEC after the date of the initial filing of the registration statement of which this prospectus is a part and before the effective date of the registration statement. The most recent information that we file with the SEC automatically updates and supersedes more dated information.

You can obtain a copy of any documents which are incorporated by reference in this prospectus or prospectus supplement, including exhibits that are specifically incorporated by reference into those documents, at no cost, by writing or telephoning us at:

Asure Software, Inc.
108 Wild Basin Road, Suite 100
Austin, Texas 78746
Attn: Investor Relations Department
(512) 437-2678

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The expenses in connection with the registration of the securities offered hereby are estimated as follows:

SEC registration fee	$402.00
Legal fees and expenses	10,000.00
Accountants’ fees and expenses	5,000.00
Printing and miscellaneous expenses	2,098.00

Total	$20,000.00

Item 15.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes the Registrant’s board of directors to grant indemnity to officers, directors and other corporate agents.

The Registrant's Restated Certificate of Incorporation, as amended, provides that the registrant shall indemnify any person:

(a) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe his action was unlawful, or

(b) who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matters as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

In addition, the Registrant's Restated Certificate of Incorporation, as amended, provides that the Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such.

The Registrant's Restated Certificate of Incorporation, as amended, provides that no director will be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except for any breach of the director’s duty of loyalty to the Registrant or its stockholders, for acts and omissions not in good faith or which involve intentional misconduct or a knowing violation of law, under Section 174 of the DGCL or for any transaction from which the director derived improper personal benefit.

If the DGCL is amended to provide further limitations on the personal liability of directors of corporations, then the personal liability of Registrant’s directors shall be further limited to the maximum extent permitted by the DGCL.

Item 16.	Exhibits

The exhibits filed with this registration statement are set forth on the exhibit index following the signature page and are incorporated by reference in their entirety into this item.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;  and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement;  and

(ii)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant;  and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on July 24, 2012.

ASURE SOFTWARE, INC.
By:	/s/ Patrick Goepel
Patrick Goepel Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Patrick Goepel and David Scoglio, and each of them individually, his true and lawful attorneys-in-fact and agents, each acting alone, with the full powers of substitution and resubstitution, for him  and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-3, and any and all amendments (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that all such attorneys-in-fact and agents or any of them, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title/Capacity	Date

/s/ Patrick goepel Patrick Goepel	Chief Executive Officer and Director (Principal Executive Officer)	July 24, 2012
/s/ David Scoglio David Scoglio	Chief Financial Officer (Principal Financial and Accounting Officer)	July 24, 2012
/s/ David Sandberg David Sandberg	Chairman of the Board and Director	July 24, 2012
/s/ Adrian Pertierra Adrian Pertierra	Director	July 24, 2012
/s/ Matthew Behrent Matthew Behrent	Director	July 24, 2012
/s/ J. Randall Waterfield J. Randall Waterfield	Director	July 24, 2012

EXHIBIT INDEX

Exhibit No.	Description
3.1	Restated Certificate of Incorporation (Incorporated herein by reference to Exhibit 3.1 to our Quarterly Report of Form 10-Q for the quarterly period ended October 31, 2004, filed December 15, 2004).
3.2	Certificate of Amendment to the Restated Certificate of Incorporation (Incorporated herein by reference to Exhibit 3.1 to our Current Report on Form 8-K filed December 29, 2009).
3.3	Amended and Restated Bylaws (Incorporated herein by reference to Exhibit 3.1 to our Current Report on Form 8-K filed September 25, 2009).
4.1*	Specimen Certificate for Common Stock.
4.2
Amended and Restated Rights Agreement, dated as of October 28, 2009 between Forgent Networks, Inc. and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed October 28, 2009).

5.1*	Opinion of Messerli & Kramer P.A.
23.1*	Consent of Ernst & Young LLP
23.3*	Consent of Messerli & Kramer P.A. (included in Exhibit 5.1 to this registration statement).
24.1*	Power of Attorney (included on signature page to this registration statement).

*	Filed herewith.